Exhibit 10.1

TREVENA, INC.

INCENTIVE COMPENSATION PLAN

(Effective as of January 1, 2015)

I.                                        Purpose

The Trevena, Inc. Incentive Compensation Plan (the “Plan”) is designed to provide Participants (as defined) with an incentive, in the form of a cash payment (an “Award”), to achieve specified corporate and/or individual objectives during a period of time selected by the Board of Directors (the “Board”) to which the Award relates (a “Performance Period”).  The Plan will enhance the ability of the Trevena, Inc. (the “Company”) to attract and retain individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

II.                                   Eligibility

Persons employed by the Company during a Performance Period in active service are eligible to be “Participants” under the Plan for such Performance Period and may be considered for an Award, in each case subject to Section VII, Exclusions, Limitations and Other Conditions. An employee is not rendered ineligible to be a Participant by reason of being a member of the Board.

III.                              Objectives; Award Levels

Major corporate objectives (and the relative weighting of such objectives) (the “Corporate Objectives”) will be established and approved by the Board of Directors, upon the recommendation of the Compensation Committee of the Board (the “Committee”).  The Corporate Objectives may be based on, among other things: revenue or other Company financial objectives; research and development, clinical, regulatory or manufacturing objectives; operational efficiency measures; other measurable objectives tied to the Company’s success; or such other criteria as the Board shall determine in its discretion.  Individual and, as applicable, departmental objectives (collectively, “Individual Objectives”) for employees other than the President and Chief Executive Officer (the “CEO”) will be established and approved by one or more of the Executive Officers of the Company or their designees.

The Board or the Committee will establish the Award level that may be paid to each Executive Officer and Vice President of the Company if certain performance criteria are achieved (a “Target Award Amount”).  Target Award Amounts for employees below the level of Vice President will be established by the Executive Officers from time to time.  The maximum

Award payable to a Participant under the Plan in any year is one hundred fifty percent (150%) of the applicable Target Award Amount.

IV.                               Evaluation of Performance Against Corporate Objectives

The Committee will evaluate corporate performance against the Corporate Objectives.  In making this evaluation, the Committee also may consider achievement of other milestones that had not been previously established as Corporate Objectives, or such other items that it considers relevant in its discretion.  Based on this analysis, the Committee will determine the percentage of achievement against the Corporate Objectives for consideration and approval by the Board (as so approved, the “Corporate Achievement Percentage”).  A minimum Corporate Achievement Percentage of sixty percent (60%) is necessary for any Award payout under the Plan.

V.                                    Evaluation of Performance Against Individual Objectives

The evaluation of individual performance against Individual Objectives for each Participant (other than the CEO) will be made by management of the Company.  In the case of Participants at the level of Vice President or above (other than the CEO), achievement against their respective Individual Objectives shall be made by the CEO, subject to the ratification of the Committee and/or the Board, in their respective discretion.

VI.                               Determination of Awards

CEO:  Any Award under this Plan to the CEO will be calculated as the product of (i) the Corporate Achievement Percentage and (ii) the CEO’s Target Award Amount. The Board, upon the recommendation of the Committee, shall review and approve the Award, if any, to be made under the Plan to the CEO.

All Other Participants:  Any Awards under the Plan to a Participant other than the CEO will be calculated as the product of (i) the Corporate Achievement Percentage, (ii) the Participant’s Target Award Amount and (iii) the Participant’s achievement against his/her Individual Objectives.  The CEO will review and approve the specific Awards to be made to all Participants in the Plan at the level below Vice President.  The Committee shall review and approve the specific Awards to be made to the Executive Officers (other than the CEO) and the Vice Presidents, subject to ratification by the Board.  The Board, upon the recommendation of the Committee shall review and approve the aggregate amount of Award dollars to be paid to Participants under the Plan.

Notwithstanding the level of achievement against the Corporate Objectives or Individual Objectives determined by the Committee and approved by the Board, the Committee or the Board, in their sole respective discretion, may determine to increase or decrease the aggregate amount of Award dollars available for payment to the Participants under the Plan.

VII.                          Exclusions, Limitations and Other Conditions

1.                                      Awards, if any, under the Plan will be distributed not more than 120 days following the end of the Performance Period.

2.                                      Employees must be actively employed by the Company on the day the Award is distributed to be eligible to receive such Award.

3.                                      If an employee is eligible to receive an Award but is on an approved leave of absence when such Award is distributed, the employee will receive such Award upon return to active status.

4.                                      New hires must have been employed for at least sixty (60) days during the Performance Period to be deemed to be a Participant under the Plan, and any Award to such a Participant will be prorated for the Participant’s length of service in the Performance Period.

5.                                      Employees must have attended all mandatory training and acknowledged compliance with all policies and required SOPs to receive an Award under the Plan.

6.                                      Managers must have completed all required performance reviews for all of their employees to receive payout of an Award under the Plan.

7.                                      An employee will be ineligible to receive an Award if on a Performance Improvement Plan or under any formal disciplinary action at the time of the payout.  Eligibility will be prorated for any time during the Performance Period that an employee is on a Performance Improvement Plan or under any formal disciplinary action.

8.                                      No person shall have any claim to an Award under the Plan and there is no obligation for uniformity of treatment of Participants under the Plan. Awards under the Plan may not be assigned or alienated.

9.                                      Neither the Plan nor any action taken hereunder shall be construed as giving to any Participant the right to be retained in the employ of the Company.

10.                               The Company shall have the right to deduct from any Award to be paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment.

11.                               The Board and/or the Committee shall have full discretionary power to administer and interpret the Plan and to establish rules for its administration (including the power to delegate authority to others to act for and on behalf of the Board or the Committee) subject to such resolutions, not inconsistent with the Plan, as may be adopted by the Board. In making any determinations under or referred to in the Plan, the Committee (and its delegates, if any) shall be entitled to rely on opinions, reports, analysis or statements of employees of the Company and its affiliates and of counsel, public accountants and other professional or expert persons.

12.                               The Plan shall be governed by the laws of the State of Delaware and applicable Federal law.

VIII.                     Modification or Termination of the Plan

The Board may modify or terminate the Plan at any time, effective at such date as the Board may determine.